Exhibit 10.18

ABCS (2007)2013

Maximum Amount Pledge Contract

Contract No.: 36903200900000002

Pledgee (full name)	: Agricultural Bank of China	Shangrao Branch

Pledgor (full name)	: (1)	Jinko Solar Co., Ltd.

(2)

(3)

Whereas, the Pledgor (together with the Pledgee, the “Parties”, and each, a “Party”) is willing to provide the maximum amount pledge to any creditor’s right arising from the contract entered into under Article One of this maximum amount pledge contract, (the “Contract”, and the contract entered into under Article One of this Contract, the “Principal Contract”) by and between the Pledgee and Jinko Solar Co., Ltd. (the “Debtor”) in accordance with the relevant PRC laws and regulations.

Article One Principal Creditor’s Right and the Maximum Amount

1.	The Pledgor agrees to provide guarantee for the creditor’s rights arising between the Pledgee and Debtor with the maximum amount of equal to RMB one hundred and sixty nine million, one hundred and sixty thousand. Foreign currency shall be converted as per the selling rate on the day of operation as stipulated in Item (1) of this Article.

(1)	From January 13, 2009 to January 12, 2011 the Pledgee shall handle the creditor’s right arising from various operations agreed with the Debtor and this term shall be the term during which the maximum amount of guaranteed creditor’s rights shall be defined. The aforesaid banking businesses are as follows ( those in “✓” are taken as final):

Ö	RMB/foreign currency payment
☐	Issuance of reduction or in exemption from deposit
☐	Outward packing credit	☐	Commercial draft discount
☐	Inward documentary bills	Ö	Letter of guarantee of the bank
☐	Trade acceptance	☐	Outward documentary bills
☐	Other operations	N/A

(2)	The creditor and the Debtor have entered into the following Principal Contracts. The principal, relevant interests, penalty interests, compound interests and expenses, etc. of outstanding debt under the Principal Contract entered by and between the creditor and the Debtor are as follows; wherein the interests, penalty interests, compound interests and expenses shall be calculated until the actual repayment date and according to the method stipulated in the relevant Principal Contract:

Contract name	Contract No.	Unpaid principal	Currency
—	—	—	—
—	—	—	—
—	—	—	—

(Add sheet in case of inadequate space in the table; these sheets shall be deemed integrate parts of this Contract.)

2.	The kind, amount, time period, interest rate etc. of each banking business guaranteed by this Contract are subject to the relevant legal documents or evidence.

3.	The Pledgee do not need to deal with all guarantee procedures while granting loans stipulated in the Contract or other bank credit on the condition that such loans and credit are within the term and maximum amount stipulated in this Contract.

4.	If the banking business is within the term and maximum amount herein, whichever currency it is, the Pledgee shall bear the guarantee liabilities in original currency.

Article Two Scope of the Pledge

The scope of the pledge guarantee covers the principal, interests, penalty interests, compound interests, liquidated damages, damage awards, and litigation(arbitration) cost, attorney fees, disposal charges, custodial fees, transfer fees and other expenses associated with the pledge.

The Pledgor agrees to bear the responsibility for the part of the guarantee that exceeds the maximum amount resulting from the change of exchange rate.

Article Three The Collateral

1.	The Pledgor agrees to pledge the inventory. Please refer to the collateral list for details(list name and number) the collateral list, NO. 36903200900000002-1. This collateral list is a part of, and has the same legal effect as, this Contract.

2.	The collateral is temporarily evaluated as RMB ( two hundred and forty one million, six hundred and seventy thousand, nine hundred and fifty yuan); the final value shall subject to the actual value when disposing the collateral.

Article Four Undertakings of Pledgor

1.	The Pledgor has acquired the necessary authorization to obtain the guarantee required by this Contract in accordance with relevant regulations and procedures.

2.	The Pledgor has full and non-disputable legal title and disposal right of the collateral.

3.	The collateral may be circulated or transferred legally.

4.	The collateral is not subject to any seizure, sequestration, monitoring or concealed defect.

5.	The Pledgor shall disclose facts concerning defaulted tax or mortgage interest on the collateral.

6.	The Pledgor has acquired consent from the joint-owner of the collateral with respect to the pledge herein.

7.	During the pledge period, the Pledgor shall immediately notify the Pledgee in writing under the following circumstances:

(1)	The Pledgor’s business license is withdrawn or revoked, the Pledgor is closed down by order, or other dissolution issues arise.

(2)	The Pledgor files for bankruptcy, restructuring, reconciliation, dissolution, or is applied for involuntary bankruptcy and restructuring.

8.	There are no other fact on the collateral that may affect Pledgee’s right.

Article Five Effectiveness of Pledge

The effectiveness of the pledge extends to the subordinate object, subordinate right, subrogation object, attached object, mixtures, processed object, fruits of the collateral and other property or right stipulated by laws and regulations.

Article Six Delivery and Maintenance of the collateral

1.	The Pledgor shall, within 10 days from signing this Contract, deliver the collateral (including the subordinate object), together with relevant certificate of title and the documents for maintenance to the Pledgee. The Pledgor shall, within 1 day from signing the Contract, register in the relevant authorities if the registration is require. The originals of the registration certification shall be held by the Pledgee.

2.	During the pledge period, the collateral shall be maintained properly by the Pledgee, or by the third party authorized by the Pledgee. The Pledgor shall bear the costs of the maintenance.

3.	During the pledge period, the Pledgor may not, without Pledgee’s written consent, confer, transfer, pledge or dispose the collateral. The consideration acquired by the Pledgor through transfer or other disposal of the collateral with the Pledgee’s written consent, shall be used for the early repayment of guaranteed debt or placed in escrow.

4.	During the pledge period, if the collateral is damaged, lost, expropriated etc. the Pledgor is entitled to seek preferential repayment from insurance, compensation or indemnification, etc. If the guaranteed debt is not outstanding, the Pledgee may seek the early repayment of guaranteed debt or the have the money placed in escrow.

5.	During the pledge period, where the collateral is destructed or the value of the collateral depreciates, the Pledgee may require the Pledgor to restore the value of collateral or provide a guarantee equal to the reduced value acknowledged by the Pledgee, if the destruction or depreciation is not attributable to the Pledgee.

Article Seven Collateral Insurance

1.	The Pledgor shall insure the collateral as required by the Pledgee and designate the latter as the first beneficiary of that insurance. The originals of insurance policy shall be held by the Pledgee.

2.	The insurance fees shall be borne by the Pledgor. The Pledgor shall pay any outstanding premium promptly and perform other obligations under the insurance contract, including the insurance certificate or other documents (the “Insurance Contract”). In the event that the Pledgor fails to pay insurance premium or renew the insurance policy during the pledge period, the Pledgee may pay on behalf of the Pledgor or deal with insurance (or renew) procedures, the relevant expenses of which shall be borne by the Pledgor. The Pledgor agrees that the Pledgee shall be entitled to deduct the aforesaid expenses from Pledgor’s account opened at the Pledgee.

3.	During the pledge period, the Pledgor shall not, without Pledgee’s written consent, unilaterally or consult with the insurer to, modify, cancel or terminate the Insurance Contract; or waive the right to claim insurance benefit or the right to claim for compensation from the third party.

4.	During the pledge period, the Pledgor shall promptly inform the insurer and Pledgee, and deal with claim issues in the event that any insured event occurs to the collateral. Any losses of Pledgee resulting from the delayed notification or claim by the Pledgor shall be compensated by the Pledgor.

Article Eight Transfer of the Pledge

1.	Before the vesting of the creditor’s right under the maximum amount pledge guarantee herein, the Pledgee may transfer the corresponding pledge right when transferring part of the creditor’s right.

2.	After the vesting of the creditor’s right under the maximum amount pledge guarantee herein, the Pledgee may choose not to transfer the corresponding pledge right when transferring part of the creditor’s right.

Article Nine Vesting of the Guaranteed Creditor’s Right

The creditor’s right under the maximum amount pledge herein shall vest upon the occurrence of the following circumstances:

1.	Expiration of vesting period: this “expiration” includes the expiration of vesting of creditor’s rights stipulated in Article One of this Contract, and other accelerated vesting conditions declared by the Pledgee according to relevant laws, regulations or this Contract. If the Debtor breaches the obligation stipulated in the Principal Contract or this Contract, the Pledgee shall be entitled to declare the accelerated vesting of the creditor’s right.

2.	New creditor’s right is impossible to occur.

3.	The collateral is seized or sequestrated.

4.	The Debtor or the Pledgor declare bankruptcy or is revoked.

5.	Other situations in which the creditor’s right may vest as specified by relevant laws and regulations.

Article Ten Realization of the Pledge Right

1.	Under any of the following circumstances, the Pledgee may exercise the pledge right, discount the collateral to offset the debt, or seek preferentially repayment from the auction sale or sale proceeds of the collateral. If the proceeds do not fully discharge the debt, the Pledgee may apply the proceeds to repay principal, interests, penalty interests, compound interests or expenses, and etc. at his discretion:

(1)	The Pledgor does not repay the debt upon expiration of any of the Principal Contract. “Expiration” includes the expiration of term under the Principal Contract, and other accelerated term declared by the Pledgee according to relevant laws, regulations or the Principal Contract.

(2)	The Debtor or the Pledgor’s business licenses are revoked or canceled, the Debtor or the Pledgor is closed down or other dissolution issues arise;

(3)	The Debtor or the Pledgor applies for bankruptcy or settlement which approved by the people’s court;

(4)	The Debtor or the Pledgor dies or is declared missing/dead;

(5)	The collateral is seized, sequestrated, controlled or under other enforcement measures;

(6)	The collateral is damaged, lost or expropriated, which is not attributable to the Pledgee;

(7)	The Pledgor fails to restore the value of the collateral or provide correspondingly guarantee according to the requirements of the Pledgee;

(8)	The Pledgor violated obligations under this Contract;

(9)	Other matters may substantially affect the realization of pledge right.

2.	If there are two or more guarantors (including the guarantee provided by the Debtors) for the creditor’ rights guaranteed by this Contract, the Pledgee may realize his right on any or all of these guarantee interest.

3.	If the Pledgor is a third party other than the Debtor, and the Debtor provides collateral for the creditor’s right under the Principal Contract, then if the Pledgee waives the collateral right, change the sequence of collateral right or the change of the collateral right provided by the Debtor, the Pledgor agrees to continue to provide the collateral for the creditor’s right under the Principal Contract in accordance with this Contract. The “collateral right” is a collateral provided by the Debtor to guarantee the creditor’s right under the Principal Contract.

Article Eleven Return of the Collateral

1.	The Pledgee shall return the collateral promptly if the Debtor repays or the Pledgor discharges all the debt under the Principal Contract.

2.	The Pledgor shall promptly receive and accept the collateral returned by the Pledgee. If the Pledgor refuses to accept the collateral, the Pledgee may place the collateral in escrow, the expense of which shall be borne by the Pledgor; if the Pledgor delays in accepting the collateral, any losses due to the delay shall be borne by the Pledgor.

Article Twelve Liabilities for Breach of Contract

1.	The Pledgor shall pay to the Pledgee a penalty amount to 10 % of the highest balance of the creditor’s rights guaranteed by this Contract, and the Pledgee shall be compensated in full for any resulting losses under the following circumstances:

(1)	The Pledgor fails to obtain legal and valid authorization required for the guarantee of this Contract;

(2)	The Pledgor fails to truthfully disclose any taxes in default, or that the collateral is subject to joint-ownership, dispute, other mortgage, seizure, sequestration, monitoring, etc.;

(3)	The Pledgor fails to deliver the collateral or accomplish the registration according to the stipulations of this Contract;

(4)	The Pledgor disposes the collateral without the Pledgee’s written consent;

(5)	The Pledgor fails to restore the value of the collateral or provide corresponding guarantee according to the Pledgee’s requirement;

(6)	Other factors violating the terms of this Contract or affecting the Pledgee’s realization of pledge rights.

2.	Any Pledgee’s losses resulting from the concealed defect of the collateral shall be compensated by the Pledgor.

3.	Any Pledgor’s losses resulting from the destruction, lost of the collateral due to the insufficient maintenance of the Pledgee shall be compensated by the Pledgee.

Article Thirteen Expenses

The collateral expenses associated with insurance, verification, delivery, management, registration, notarization, placement in escrow etc. under this Contract shall be borne by the Pledgor.

Article Fourteen Dispute Settlement

The disputes that arise during the performance of this Contract shall be settled through negotiation or by Item (1) of the following:

1.	Litigation, shall be brought to the people’s court where Pledgee domiciles.

2.	Arbitration. The Parties shall submit to - (full name of the arbitration committee) for arbitration in accordance with that committee’s arbitration rules.

During the litigation or arbitration period, terms of this Contract that are not in dispute shall still be fulfilled.

Article Fifteen Miscellaneous

1.	The Pledgor shall take the initiative to know the operation status of the Debtor and the occurrence together with fulfillment status of each business under this Contract. The Principal Contract and relevant legal documents under this Contract do not need to be delivered to the Pledgor.

2.	The management of the collateral shall be in conformity with the provisions of “the Agreement on Management of the Collateral between the Agricultural Bank of China Shangrao Branch and Jinko Solar Co., Ltd”.

Article Sixteen Effectiveness of Contract

This Contract comes into effect upon the signing or sealing of the Parties.

Article Seventeen This Contract is in quadruplicate. Each of the Pledgor, Pledgee, Debtor and the Legal Affair Bureau of Shangrao County holds one copy. Each copy has the same legal force.

Article Eighteen Note

The Pledgee has brought to the Pledgor’s attention to all the terms of this Contract in relation to the comprehensive and accurate of its content, and has interpreted relevant terms as required by the Pledgor. The Parties have the same understanding on this Contract.

Pledgee (stamp)	Pledgor (stamp)
/s/ Agricultural Bank of China
Principal or authorized agent	Legal representative or authorized agent

Pledgor (stamp)	Pledgor (stamp)
/s/ Jinko Solar Co., Ltd.
Legal representative or authorized agent	Legal representative or authorized agent

Date of signature: January 13, 2009

Place of signature:     Agricultural Bank of China, Shangrao Branch

The Debtor hereby acknowledges that the Debtor has received the Maximum Amount Pledge Contract and has no objections to all the terms.

Debtor (stamp)
/s/ Jinko Solar Co., Ltd.
Legal representative or authorized agent

Date of receipt: January 13, 2009